UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

(Date of earliest event reported): May 25, 2004

FIRST VIRTUAL COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-23305 (Commission File Number)	77-0357037 (I.R.S. Employer Identification No.)

3200 Bridge Parkway, Suite 202
Redwood City, California 94065
(Address of principal executive offices) (Zip code)

(650) 801-6500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.
SIGNATURE

Item 5. Other Events and Regulation FD Disclosure.

     The Company and Silicon Valley Bank are parties to a loan agreement dated April 3, 2003. On May 25, 2004, the Company entered into an amendment to the loan agreement between Silicon Valley Bank and the Company. Pursuant to the amendment, the loan has been modified so that (i) the principal and interest of the loan shall be due in full upon the loan’s maturity, defined as 364 days following the effective date of this amendment or May 24, 2005, and (ii) the interest rate is increased to the bank’s prime rate plus 2.5% with a floor at 6.5%. In addition, the term loan continues to contain certain financial covenants. However, the minimum cash deposit requirement of $2.9 million was removed and replaced with minimum quarterly net sales revenue covenants. Upon the effectiveness of this amendment, the Company (i) borrowed approximately $917,000, bringing the outstanding principal balance under the loan to $3.0 million, (ii) paid to Silicon Valley Bank a $12,500 commitment fee and (iii) issued warrants to purchase 7,218 shares of the Company’s common stock to Silicon Valley Bank. The warrants have a term of five (5) years and an exercise price of $2.54 per share. The parties intend the above issuance of warrants to be exempt from the registration and prospectus delivery requirements under the Securities Act of 1933, as amended (the “Act”), pursuant to 4(2) of the Act.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST VIRTUAL COMMUNICATIONS, INC.

	By:	/s/ Truman Cole

Truman Cole
Chief Financial Officer
Date: June 7, 2004